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                                   EXHIBIT 11
                              GUITAR CENTER, INC.
                       COMPUTATION OF INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                               Quarter Ended                   Six Months Ended
                                                                  June 30,                         June 30,
                                                            1999            1998             1999             1998
                                                          --------         -------          --------        --------
Income (loss) before cumulative effect of change
   in accounting principle                                $  (149)         $ 2,321          $ 1,498         $ 4,115

Cumulative effect of change in accounting
   principle - write-off of pre-opening costs                  -                 -            1,074               -
                                                          -------          -------          -------         -------
 Net income                                                  (149)           2,321              424           4,115
                                                          =======          =======          =======         =======

Weighted average shares outstanding
     Basic                                                 22,072           21,510           22,067          21,409
                                                          =======          =======          =======         =======

     Diluted                                               22,072           23,149           22,623          22,932
                                                          =======          =======          =======         =======

Income per common share
Basic

Income before cumulative effect of change
   in accounting principle                                $ (0.01)         $  0.11          $  0.07          $ 0.19

Cumulative effect of change in accounting
   principle - write-off of pre-opening costs                   -                -            (0.05)              -
                                                          -------          -------          -------         -------
  Net income                                              $ (0.01)         $  0.11          $  0.02          $ 0.19
                                                          =======          =======          =======         =======

Diluted

Income before cumulative effect of change
   in accounting principle                                $ (0.01)         $  0.10          $  0.07          $ 0.18

Cumulative effect of change in accounting
   principle - write-off of pre-opening costs                   -                -            (0.05)              -
                                                          -------          -------          -------         -------
  Net income                                              $ (0.01)         $  0.10          $  0.02          $ 0.18
                                                          =======          =======          =======         =======
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